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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                                   Corio, Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    218875102
             -------------------------------------------------------
                                 (CUSIP Number)



                                 October 3, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

|X|     Rule 13d-1(c)

[ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

CUSIP NO. 218875102                    13G                     PAGE 2 OF 4 PAGES


 1          NAME OF REPORTING PERSON   ROMESH  WADHWANI
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
            --------------------------------------------------------------------

 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)  [ ]
            (b)  [X]
            --------------------------------------------------------------------

 3          SEC USE ONLY

            --------------------------------------------------------------------

 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
            --------------------------------------------------------------------

                       5     SOLE VOTING POWER
  NUMBER OF                  3,527,884
   SHARES              ---------------------------------------------------------
BENEFICIALLY           6     SHARED VOTING POWER
  OWNED BY                   0
    EACH               ---------------------------------------------------------
  REPORTING            7     SOLE DISPOSITIVE POWER
   PERSON                    3,527,884
    WITH:              ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,527,884
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.49%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            IN
--------------------------------------------------------------------------------

CUSIP NO. 218875102                    13G                     PAGE 3 OF 4 PAGES

ITEM 1.

     (a)  Name of Issuer: CORIO, INC.

     (b)  Address of Issuer's Principal Executive Offices:
          959 SKYWAY ROAD,
          SUITE 100
          SAN CARLOS, CA 94070

ITEM 2.

     (a)  Name of Person Filing: ROMESH WADHWANI

     (b)  Address of Principal Business Office or, if none, Residence:
          470 JUANITA WAY
          LOS ALTOS, CA 94022

     (c)  Citizenship: UNITED STATES

     (d)  Title of Class of Securities: COMMON STOCK

     (e)  CUSIP Number: 218875102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
              78c);
     (c) [ ] Insurance company as defined in section 3(a)19) of the Act (15 U.S.C.78c);
     (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
     (e)  [ ] An investment adviser in accordance
              with section 240.13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned: 3,527,884
     (b)  Percent of Class: 6.49%
     (c)  Number of shares as to which such person has:
     (i)        Sole power to vote or to direct the vote: 3,527,884
     (ii)       Shared power to vote or to direct the vote: 0
     (iii)      Sole power to dispose or to direct the disposition of: 3,527,884
     (iv)       Shared power to dispose or to direct the disposition of: 0


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF A GROUP.

        NOT APPLICABLE

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CUSIP NO. 218875102                    13G                     PAGE 4 OF 4 PAGES


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               October 5, 2001
                                       -------------------------------
                                                    Date

                                             /s/ Romesh Wadhwani
                                       -------------------------------
                                                  Signature

                                               Romesh Wadhwani
                                       -------------------------------
                                                    Name